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                                                Exhibit 99

BOEING                                                          COMPANY
                                                          POLICY POL-14
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                                                POL-14
                                                ISSUE DATE:
                                                June 30, 1998

CONSULTANT AND PROFESSIONAL SERVICES


PURPOSE/SUMMARY:

         This Policy provides guidelines for the selection, use and approval of consultants and professional services:

SCOPE:

         Supersedes:      JE-AAG-500 dated January 10, 1994

         Applies to:      All segments of The Boeing Company including
                          subsidiaries (as implemented by the resolutions of the subsidiary Board of Directors).

MAINTAINED BY:

         Senior Vice President and General Counsel

AUTHORITY REFERENCE(S):

         None

APPROVED BY:

         T.J. Collins
         Senior Vice President and General Counsel


The company prefers to use its own employees in the conduct of business. The company may, however, engage consultants (including foreign sales consultants) and other professional services to acquire specialized knowledge or abilities that are not reasonably available within the company. The company will engage consultants and professional services by written agreement only in accordance with this policy and its procedures. No consultants or professional services will be engaged by any other means, nor if doing so is prohibited by applicable law, regulation, or order.

The company and its employees, consultants (including foreign sales consultants), and professional service providers will observe applicable laws and act only on a legitimate and ethical business basis. No employee, representative, or designee will offer or use company funds, property or credits, directly or indirectly, for a payment or gift under circumstances where such payment or gift would constitute a bribe, kickback, or illegal payment.

When management determines it is advisable to use foreign sales consultants, they must be retained in accordance with procedures established by the Senior Vice President and General Counsel, subject to prior approval of each appointment by the Chief Executive Officer or his delegate. The company will maintain records which properly reflect all financial transactions with respect to foreign sales consultants and will not use or establish any fund or account, with respect to such consultants, outside normal accounting channels. With respect to foreign sales consultants, an annual review of compliance with this policy will be made to the Board of Directors.

The Senior Vice President and General Counsel will be responsible for providing policy guidance. Any amendment to this policy must have prior approval from the Board of Directors.